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                                                                     Exhibit 3.6


                ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION OF AESP, INC.

         The undersigned does hereby certify that, pursuant to the authority conferred upon the Board of Directors of AESP, Inc. (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, by Florida Statute 607.0821 and Florida Statute 607.0602 and pursuant to the written consent dated as of January 16, 2003, duly executed by all of the members of the Corporation's Board of Directors, adopting the resolutions providing for the authorization of up to 253,000 shares of the Corporation's authorized but unissued preferred stock, par value $0.001, to be designated the Series A Preferred Stock and there being no shareholder action required, the Corporation's Amended and Restated Articles of Incorporation are hereby amended to include the following provision at the end of Article IV.B.:

                           C. SERIES A PREFERRED STOCK


         1. DESIGNATION AND RANK.

         There shall be designated a series of the preferred stock to be known as the Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be Two Hundred Fifty-Three Thousand (253,000) Shares. The Series A Preferred Stock shall have a liquidation preference of $1.00 per share plus any accrued and unpaid interest. The Series A Preferred Stock shall rank (i) prior to the common stock, par value $.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Corporation which by its terms does not rank senior to the Series A Preferred Stock ("Junior Stock"),
(ii) on parity with any class and series of equity securities which by its terms shall rank on parity with the Series A Preferred Stock, and (iii) junior to any class or series of equity securities which by its terms shall rank senior to the Series A Preferred Stock.

         2. DIVIDEND RIGHTS.

         (a) PAYMENT OF DIVIDENDS. The holders of record of shares of Series A Preferred Stock shall be entitled to receive dividends at an annual rate of ten percent (10%) of the of the stated Liquidation Preference Amount (as defined below) per share per annum, payable in cash, whenever funds are legally available to pay as declared by the Corporation's Board of Directors. In the case of shares of Series A Preferred Stock outstanding for less than a full year, dividends shall be pro rated based on the portion of each year during which such shares are outstanding with a minimum guarantee of dividend of five percent (5 %) per annum during the initial six (6) month period following issuance. Payment of such dividends shall be subject to compliance with any present or future bank loan agreements to which the Corporation may be a party. Such dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Common Stock or any other equity securities of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends. Such dividends shall accrue on each share of Series A Preferred Stock from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend
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period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Corporation ranking on a parity with the Series A Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Common Stock or any other equity securities of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends.

         (b) In the event of a dissolution, liquidation or winding up of the Corporation pursuant to Section 4, all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the day immediately preceding the date of payment of the preferential amount to the holders of Series A Preferred Stock. In the event of an automatic conversion pursuant to Section 5(a) or mandatory redemption pursuant to Section 6, all accrued and unpaid dividends on the Series A Preferred Stock being converted shall be payable on the day immediately preceding the automatic conversion date or mandatory redemption date, as the case may be.

         (c) For purposes hereof, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than redemptions set forth in Section 6 below for cash or property.

         3. VOTING RIGHTS.

         (a) NON-VOTING. Except as otherwise required by law, the Series A Preferred Stock shall be non-voting shares.

         4. LIQUIDATION RIGHTS.

         (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred Stock equal to the "Original Issue Price" (defined below) for such share plus all declared and unpaid dividends on such shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them. The Original Issue Price of the Series A Preferred Stock shall be $1.00 per share.

         (b) After payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 4(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed PARI PASSU among the holders of the Series A Preferred Stock and the Common Stock, on an as-converted basis.

         5. CONVERSION.

         (a) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock, based on the then-effective

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Conversion Price for such shares, at such time (the "Conversion Date") as the
Corporation's stockholders approve the terms of the Corporation's December 2002 private placement (the "Private Placement") at a special meeting of the Corporation's shareholders to be called for the purpose of considering this matter. Upon such automatic conversion, any declared and unpaid dividends to the Conversion Date shall be paid in cash in accordance with the provisions of
Section 2.

         (b) NO OPTIONAL CONVERSION. The Series A Preferred Stock shall not be convertible into shares of Common Stock of the Corporation except as provided above in Section 5(a)

         (c) SERIES A PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred Stock shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred Stock by the Conversion Price, calculated as provided in Section 5(d) below. Notwithstanding any provision of this Section 5 to the contrary, any adjustment in the conversion rate applicable to one series of Series A Preferred Stock shall not, as such, result in an adjustment to the conversion rate of another series of Series A Preferred Stock.

         (d) CONVERSION PRICE. The conversion price for the Series A Preferred Stock shall initially be the Original Issue Price of the Series A Preferred Stock (the "Conversion Price"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

         (e) MECHANICS OF AUTOMATIC CONVERSION. Upon conversion of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5 the holder(s) of the certificates shall surrender the certificate or certificates therefor, duly endorsed at the office of the Corporation or any transfer agent for the Series A Preferred Stock after receiving written notice from the Corporation that Corporation is converting the same. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of share of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined in good faith by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

         (f) ADJUSTMENT FOR STOCK SPLITS AND COMBINATION. If the Corporation shall at any time or from time to time after the date that the first share of Series A Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares

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without a corresponding combination of the Series A Preferred Stock, the
Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

         (g) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(g) to reflect the actual payment of such dividend or distribution.

         (h) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of the securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

         (i) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such

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recapitalization, reclassification or change, all subject to further adjustment as provided therein or with respect to such other securities or property by the terms thereof.

         (j) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred after the capital reorganization, to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be nearly equivalent as practicable.

         (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in good faith by the Board) on the date of conversion.

         (l) RESERVATION OF STOCK ISSUABLE UPON Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (m) NOTICES. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt request, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder at the address of such holder appearing on the books of the Corporation.

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         (n) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than in which the shares of Series A Preferred Stock so converted were registered.

         6. REDEMPTION.

                  (a) MANDATORY REDEMPTION. The Corporation shall be required to redeem all of the Series A Preferred Stock outstanding on a date which is six
(6) months after the Original Issue Date if the Corporation has not obtained by such date the approval of its shareholders of the terms of the Private Placement. The Corporation will redeem for cash the Series A Preferred Stock at a price per share of Series A Preferred Stock equal to of the Original Issue Price plus any accrued but unpaid dividends (the "Redemption Price");

                  (b) PAYMENT OF REDEMPTION PRICE. Upon the triggering of a mandatory redemption as provided in Section 6 (a) above, the Corporation shall immediately notify each holder of Series A Preferred Stock by facsimile of the mandatory redemption and each holder shall promptly submit to the Corporation such holder's Series A Preferred Stock certificates. Whenever funds are legally available and subject to the compliance with the present or future bank loan agreements to which the Corporation may be a party, the Corporation shall deliver to each such holder an amount equal to the Redemption Price multiplied by number of shares of Series A Preferred Stock held of record by such person Payments provided for in this Section 6 shall have priority to payments to all other shareholders of the Corporation.

         7. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any preferred stock certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the preferred stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

         IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment and does affirm the foregoing as true this 27th day of January, 2003.


                                   AESP, INC.


                                   By: /s/ Slav Stein
                                       ---------------------------------
                                       Slav Stein, President


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